Exhibit 12.1

August 28, 2020	d 202.416.6800 f 202.416.6899
The Gladstone Companies, Inc. 1521 Westbranch Drive, Suite 100 McLean, VA 22102	www.proskauer.com

Re: The Gladstone Companies, Inc. 7.0% Senior Secured Bonds

Dear Ladies and Gentlemen:

We have acted as special counsel for The Gladstone Companies, Inc., a Delaware corporation (the “Company”), in connection with the issuance of up to $50,000,000 aggregate principal amount of 7.0% Senior Secured Bonds (the “Bonds”), pursuant to an offering statement on Form 1-A (the “Offering Statement”) initially filed with the Securities and Exchange Commission (the “Commission”) under Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), on August 28, 2020.

The Bonds are to be issued pursuant to the provisions of the indenture between the Company and UMB Bank, National Association, as trustee (the “Trustee”) (the “Indenture”).

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Offering Statement,

(ii)	the Indenture,

(iii)	a specimen of the form of the Bonds and

(iv)

such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies. To the extent our opinions set forth below relate to the enforceability of the choice of New York law and choice of New York forum provisions of the Indenture and the Bonds, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by

Beijing | Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Paris | São Paulo | Washington, DC

The Gladstone Companies, Inc.

August 28, 2020

public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought. We have also assumed that the Company has complied with all aspects of applicable laws of jurisdictions other than the State of New York in connection with the transactions contemplated by the Indenture. As to facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company, public officials and others.

Our opinions set forth herein are limited to the laws of the State of New York that, in our experience, are applicable to the Bonds and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Covered Law”). We do not express any opinion with respect to the law of any jurisdiction other than the Covered Law or as to the effect of any such non-covered law on the opinions herein stated.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and assuming that (i) the Indenture and the Bonds have been duly authorized, executed and delivered by the Company and the Trustee and (ii) the Bonds have been authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof, we are of the opinion that, when issued, the Bonds will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms thereof.

The opinion set forth above is subject, as to enforcement, to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, all laws relating to fraudulent transfers), (ii) provisions modifying the statute of limitations, (iii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought, and (iv) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Bonds and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Offering Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Offering Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Proskauer Rose LLP

Washington, D.C.